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RenaissanceRe Holdings Ltd.
Renaissance House
East Broadway
Hamilton, Bermuda

As of June 30, 2006

Mr. John M. Lummis
‘‘Soncy’’
7 Point Shares Road
Pembroke, HM 06 Bermuda

Dear John:

This letter confirms the expiration of your contract term, and the related expiration of your service in your positions with RenaissanceRe Holdings Ltd. and its subsidiary companies (the ‘‘Company’’), effective as of June 30, 2006 (the ‘‘Termination Date’’).

The Company will pay your accrued salary through the Termination Date, subject to any applicable withholding for payroll, social insurance and other applicable tax obligations.

For the six-month period following the Termination Date, you and your eligible dependants have elected to continue to participate in the Company's health and dental plans on the same terms as which you and they participated immediately prior to the Termination Date (including Company payment of premiums). Following such six-month period, you may elect to continue to have you and your eligible dependants participate in such plans, at your cost, for a subsequent six-month period. In any event, however, your eligibility and that of your eligible dependants to participate in such plans will cease if you become eligible for coverage under a health plan of a new employer.

You may elect to maintain access to the Company car assigned to you until August 30, 2006, after which, pursuant to our consistent practices, you may either return it to the Company or retain it as your own upon remittance to us of the repurchase price determined under the Company’s formula for computing repurchase price, in a manner consistent with our past practice. In addition, in connection with your relocation we will reimburse you for (x) two round trip flights for you and members of your family in connection with your family’s return to the United States, which trips may be effected in accordance with the Company’s current home leave policies for executives at your level; and (y) the reasonable costs of repatriating your family’s personal belongings; provided in each case that such transition is completed by August 30, 2006.

You will retain the vested portion of your pension plan account. You also may convert your plan account to an account under a new employer’s pension plan. The amount distributed will equal the market value of your vested account balance on the date of distribution. Sarai Saints (297-9752) is in the process of obtaining the final balance in this account, and you should follow up with her to finalize this matter. We call to your attention that you should be mindful of the dates by which you are required to exercise your vested options, or forfeit them under the terms of our stock incentive plans.

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You should return all other Company-issued property in your possession, if any, by or about the Termination Date.

Very truly yours,

RENAISSANCERE HOLDINGS LTD.

By: /s/ Stephen H. Weinstein

Name:   Stephen H. Weinstein
Title:    Senior Vice President
             and General Counsel

AGREED AND ACCEPTED:

/s/ John M. Lummis	June 30, 2006
John M. Lummis	Date